UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2012

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)         On February 28, 2012, the Board of Directors (the “Board”) of NPS Pharmaceuticals, Inc. (the “Company”) increased the number of directors on the Board from eight to nine and elected Georges Gemayel as a director to fill the newly-created vacancy on the Board.  Dr. Gemayel, 51, previously served as executive chairman of FoldRx Pharmaceuticals, Inc., president and chief executive officer of Altus Pharmaceuticals, Inc., executive vice president of Genzyme Corporation, and vice president, national specialty care of Roche.

In connection with Dr. Gemayel’s election, the Compensation Committee of the Board approved a grant of 56,500 options to Dr. Gemayel under the Company’s 2005 Omnibus Equity Plan.  The options will vest over four years and become exercisable 25% on the first anniversary of the date of grant and 6.25% every three months thereafter.   Dr. Gemayel will also participate in the Company’s non-employee director compensation program.

Dr. Gemayel has not been appointed to any committees of the Board.  There are no arrangements or understandings between Dr. Gemayel and any other person pursuant to which Dr. Gemayel was elected as a director.  In addition, there have been no transactions involving the Company or any of its subsidiaries in which Dr. Gemayel has or will have a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

On February 29, 2012, the Company issued a press release announcing Dr. Gemayel’s election, which is attached as Exhibit 99.1.

ITEM 9.01.            Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of NPS Pharmaceuticals, Inc. dated February 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 29, 2012	NPS PHARMACEUTICALS, INC.

	By:	/s/ EDWARD STRATEMEIER
Edward Stratemeier
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of NPS Pharmaceuticals, Inc. dated February 29, 2012